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                              EMPLOYMENT AGREEMENT

      AGREEMENT, dated as __________________, 1998, by and between The Rival Company, a Delaware corporation (the "Company"), and ________________ (the "Executive").

      A. The Executive is currently employed as an executive officer of the Company.

      B. The Company and the Executive desire to continue such employment and to provide economic security to the Executive, on the terms hereinafter set forth, in the event such employment is terminated under certain circumstances.

      Accordingly, in consideration of the foregoing premises, and for other valuable consideration, the adequacy of which is hereby acknowledged, the Company and the Executive, intending to be legally bound, hereby agree as follows:

      1. In the event that, at any time prior to a "change in control" (as hereinafter defined), the Executive is discharged by the Company other than for "just cause" (as hereinafter defined), the Company shall be obligated to pay the Executive (or his estate if the Executive shall have died after being discharged) severance pay equal to two (2) times the Executive's then annual base compensation. Such severance pay shall be paid in twenty-four (24) equal monthly installments, commencing with the month following such discharge.

      2. In the event that, at any time within one year after there has been a "change in control", the Executive is discharged by the Company other than for Executive's death, disability, normal retirement or "just cause", or the Executive terminates his employment with the Company for "stated cause", the Company shall be obligated to pay to the Executive (or his estate if the Executive shall have died after termination) severance pay equal to the Executive's annual base compensation at the time of termination multiplied by
2.99. Such severance pay shall be paid to the Executive (or his estate) in substantially equal monthly installments on the first day of each of the twelve
(12) months commencing with the month immediately following the month in which his employment with the Company is terminated.
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      3. The Company acknowledges and agrees that the Executive shall be entitled to receive all of the payments provided for herein regardless of any income which the Executive may receive from other sources after the termination of his employment with the Company, provided, however, that the Company shall be under no obligation to make any payments under paragraph 1 hereof after the date upon which Executive shall enter into competition with the Company, as referred to in paragraph 4 hereof.

      4. For a period of two (2) years after Executive's employment with the Company terminates, for whatever reason except pursuant to paragraph 2 hereof, Executive shall not engage, directly or indirectly, individually or through any corporation, partnership, joint venture, trust, limited liability company or person, as an officer, director, employee, agent, consultant, partner, proprietor, shareholder or otherwise, in any business competitive with the business then being conducted by the Company, or any of its affiliates, at any place in which it, or any such affiliate, is then conducting its business, or at any place where products manufactured or sold by it, or any such affiliate, are offered for sale, provided, however, that ownership of five per cent (5%) or less of the outstanding stock of any company whose shares trade on any national exchange or market shall not be deemed to be competition with the Company.

      5. The Executive remains an employee of the Company at will, and nothing in this Agreement shall confer upon the Executive the right to continue in the employ of the Company or any of its subsidiaries or, subject to the terms hereof, shall affect any right which the Company or any of its subsidiaries may have to terminate the employment of the Executive. Except as provided in paragraph 8 hereof, no benefit provided herein is intended or shall be deemed to be granted to the Executive in lieu of any benefits, rights or privileges to which the Executive may be entitled while he is an employee of the Company under any retirement, pension, insurance, hospitalization, stock option, stock purchase, incentive compensation or other plan of the Company which may now be in effect or which may hereafter be adopted, it being understood that the Executive shall have the same rights and privileges to participate in such plans as any other executive employee of the Company.

      6. In the event of litigation under this Agreement, the prevailing party shall be entitled to recover his or


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its costs and expenses, including reasonable attorneys' fees.

      7. For purposes of this Agreement, (a) "just cause" shall mean the Executive's willful violation of any reasonable rule or regulation of the Board of Directors or the Chief Executive Officer of the Company that results in significant damage to the Company; conviction of a felony; any willful failure by the Executive to comply with a reasonable, direct order; any willful misconduct by the Executive in the responsibilities reasonably assigned to him; any willful failure to perform his job as required to meet Company objectives; or the Executive's performing services for any other corporation or person which competes with the Company while he is employed by the Company and without the written approval of the Chief Executive Officer of the Company; provided, however, that any discharge of the Executive by the Company within one (1) year after there has been a "change in control" shall conclusively be deemed to be a discharge other than for "just cause"; (b) "change in control" shall mean (i) the acquisition, directly or indirectly, by any "person" or "group" of "persons" (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules thereunder) of beneficial ownership of securities of the Company or of securities of the Company's ultimate parent corporation representing 50% or more of the combined voting power of the then outstanding securities of such corporation or (ii) any merger, consolidation or sale of all or a substantial part of the assets of the Company, and (c) "Stated Cause" shall mean (1) any material changes in Executive's duties and responsibilities for Company which are not approved by him; (2) involuntary relocation or proposed relocation of Executive from Kansas City, Missouri; or (3) any reduction in the salary or benefits to which Executive is entitled immediately prior to the Change of Control.

      8. This Agreement shall inure to and be binding upon the parties hereto and their respective heirs, successors and assigns, including, without limitation, any person, partnership or corporation which may acquire all or substantially all of the Company's assets and business or with or into which the Company may be consolidated or merged, and this provision shall apply in the event of any subsequent merger, consolidation or transfer.


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      9. Any and all prior agreements between the Company and Executive with respect to the subject matter hereof are hereby terminated.

      10. As a condition to making the payments required of it under paragraph 1 hereof, the Company may require Executive to execute and deliver to the Company a release of any and all non-contractual claims he may have against the Company.

      11. Executive acknowledges that the services heretofore rendered to the Company, and to be rendered hereafter, are of a special and unusual character which have a unique value, that the use thereof for another, or the breach of the provisions of paragraph 4 hereof, cannot be adequately measured or compensated by an action for damages, and will cause irreparable injury and damage to the Company, far in excess of the forfeiture of payments provided in paragraph 3 hereof. Executive accordingly agrees that the Company shall be entitled to injunctive and other equitable relief to prevent a breach of, or to secure enforcement of, this agreement, in addition to any other remedy to which the Company may be entitled. Any and all remedies for the breach of paragraph 4 hereof shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any or all other remedies.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


      COMPANY:                      THE RIVAL COMPANY

                                    By:__________________________

      EXECUTIVE:                    _____________________________


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